EXHIBIT 99.1

FOR IMMEDIATE RELEASE

TETRA TECHNOLOGIES, INC.
ANNOUNCES APPOINTMENTS OF MARK E. BALDWIN
AND JOHN F. GLICK AS DIRECTORS

The Woodlands, Texas (January 16, 2014) - TETRA Technologies, Inc. (TETRA or the Company) (NYSE:TTI) today announced that its board of directors has increased the size of the board to eleven members and has appointed Mark E. Baldwin and John “Jay” F. Glick to fill the vacancies created by the increase. Messrs. Baldwin and Glick will each serve as an independent director.

Stuart M. Brightman, TETRA’s President and Chief Executive Officer, stated, “We are extremely pleased to add the talent and industry knowledge of these two respected executives to our Board. We are looking forward to their contributions as we continue to drive for long-term shareholder value.”

Mark Baldwin served as the Executive Vice President and Chief Financial Officer of Dresser-Rand Group, Inc. from 2007 until his retirement in 2013. Prior to joining Dresser-Rand, his career experience included serving as the Executive Vice President, Chief Financial Officer, and Treasurer of Veritas DGC Inc., Executive Vice President and Chief Financial Officer for NextiraOne, and as Chairman of the Board and Chief Executive Officer for Pentacon Inc. Mark led Pentacon through an initial public offering in 1998 and the formation of its board of directors and senior leadership team. He also spent 17 years with Keystone International Inc. in a variety of finance and operations positions, including Treasurer, Chief Financial Officer, and President of the Industrial Valves and Controls Group. Mark currently serves as a director of Nine Energy Service, a private company providing downhole completions services, and previously served as a director of Seahawk Drilling Inc. from August 2009 until February 2011. Mark has a B.S. in Mechanical Engineering from Duke University, and an MBA from Tulane University.

Jay Glick is the former President, Chief Executive Officer and a director of Lufkin Industries, Inc. and oversaw the growth of Lufkin and ultimately the recent sale of the company to General Electric in July 2013. Jay joined Lufkin Industries in 1994 as Vice President and General Manager of the Power Transmission Division. He was elected President and a director of the Company in 2007, and CEO in 2008. He previously served as Vice President and General Manager of the Oilfield Division. Prior to joining Lufkin, Jay held several senior management level positions with Cameron Iron Works, Inc. and Cooper Industries, Inc. for a combined 20 years. Jay received a B.S. in Journalism from the University of Kansas and graduated from the Harvard Graduate School of Business Program for Management Development.

TETRA is a geographically diversified oil and gas services company focused on completion fluids and associated products and services, frac-water management, after-frac flow back, production well testing, offshore rig cooling, compression based production enhancement, and selected offshore services, including well plugging and abandonment, decommissioning, and diving.

Contact:
TETRA Technologies, Inc., The Woodlands, Texas
Stuart M. Brightman, 281/367-1983
Fax: 281/364-4346
www.tetratec.com